Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES WAYNE T. SMITH

TO RETIRE AS EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS

Smith will continue to serve as non-executive Chairman of the Board

FRANKLIN, Tenn. (December 2, 2022) – Community Health Systems, Inc. (NYSE:CYH) announced today that Wayne T. Smith will retire from his role as Executive Chairman of the Board of Directors, effective January 1, 2023. Smith will continue to serve as the non-executive Chairman of the Board. This transition is the culmination of a leadership succession plan that began in January 2021 when Smith stepped down from his position as Chief Executive Officer and Tim L. Hingtgen was appointed Chief Executive Officer of the Company.

Over a tenure of nearly 26 years, Smith led Community Health Systems through its evolution from a small, rural hospital operator to become a leading provider of healthcare services in 47 distinct markets with more than 80 acute-care hospitals and 1,000 outpatient sites of care across 16 states. Smith joined Community Health Systems as President in 1997, became Chief Executive Officer three months later, and he was appointed Chairman of the Board of Directors in 2001.

“The Community Health Systems Board of Directors and our executive management team join me in expressing our heartfelt gratitude to Wayne Smith for his extraordinary leadership over more than a quarter of a century,” said Tim L. Hingtgen, Chief Executive Officer of Community Health Systems, Inc. “Wayne Smith is a titan of the healthcare industry - a bold, entrepreneurial and visionary leader who has left an indelible mark on our organization and who has always used his position and influence to advocate for healthcare providers and the patients we serve. We are fortunate that the Company will continue to benefit from Wayne’s expertise and guidance as the Chairman of our Board.”

About Wayne T. Smith

Wayne T. Smith joined Community Health Systems in January 1997 as President, a position he held until January 2014. In April 1997 he was named Chief Executive Officer and became a member of the Board of Directors. In 2001, Smith was elected Chairman of the Board. In January 2021, Smith stepped down as Chief Executive Officer and became Executive Chairman.

Prior to joining Community Health Systems, Smith was President and Chief Operating Officer of Humana Inc., where he served in various management positions during the 23 years he was with that company and as a director from 1993 to 1996.

Smith is also the former President Pro Tempore and a current Trustee of the Board of Auburn University. He previously served on the Board of Directors of several public companies, including, most recently, Praxair, Inc.

Smith is one of the most tenured executives in the healthcare industry. He is past-Chairman of the Board of the Federation of American Hospitals. He is also past-Chairman and a former board member of both the Nashville Area Chamber of Commerce and the Nashville Health Care Council. He has also served on a number of not-for-profit community boards.

Smith was named one of the 100 Most Influential People in Healthcare by Modern Healthcare for 18 years. Institutional Investor magazine named Smith a Top Chief Executive Officer for the healthcare facilities sector several times, and Smith has also been honored on several occasions as one of the top chief executive officers in the institutional provider segment of the healthcare sector.

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Community Health Systems, Inc. Announces Wayne T. Smith to Retire as Executive Chairman of the Board of Directors

December 2, 2022

Smith holds Bachelor of Science and Master of Science degrees from Auburn University and a Master of Science degree in healthcare administration from Trinity University. Smith also studied at the King’s Fund College of Hospital Management in London, England, and spent four years as a captain in the U.S. Army Medical Services Corp.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 47 distinct markets across 16 states. The Company’s subsidiaries own or lease 81 affiliated hospitals with approximately 13,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

Community Health Systems

Tomi Galin, 615-628-6607

Executive Vice President, Corporate Communications, Marketing and Public Affairs

Investor Contacts:

Community Health Systems

Kevin Hammons, 615-465-7000

President and Chief Financial Officer

or

Ross W. Comeaux, 615-465-9012

Vice President, Investor Relations

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